UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MECHANICAL TECHNOLOGY, INCORPORATED

 (Exact name of registrant as specified in its charter)

New York	14-1462255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension
Albany, New York	12205
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.☐

                Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable

                Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock Purchase Rights

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A amends the Registration Statement on Form 8-A filed on October 6, 2016 (“the Original Form 8-A”) by Mechanical Technology, Incorporated (the “Company”) with respect to the rights to purchase shares of its common stock (the “Rights”) issued pursuant to the Rights Agreement dated as of October 6, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

Information Required in Registration Statement

Item 1.   Description of Registrant’s Securities to be Registered.

As previously reported, on October 6, 2016, the Company entered into a Rights Agreement (the “Rights Plan”), dated as of October 6, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), and declared a dividend distribution of one Right for each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company to shareholders of record at the close of business on October 19, 2016.  The Rights Plan is intended to act as a deterrent to any person (together with all affiliates and associates of such person) acquiring “beneficial ownership” (as defined in the Rights Plan) of 4.99% or more of the outstanding shares of Common Stock without the approval of the Company’s board of directors (an “Acquiring Person”), in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards, which totaled over $51 million as of June 30, 2016.

On October 20, 2016, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement that exempts Brookstone Partners Acquisition XXIV, LLC (“Brookstone”) and its affiliates and associates from the definition of an Acquiring Person.  As reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2016, on October 21, 2016, Brookstone purchased 3,750,000 shares (the “Shares”) of Common Stock from the Company, as a result of which Brookstone now owns 41.7% of the shares of Common Stock outstanding.  The Amendment was necessary in order to avoid the Rights becoming exercisable as a result of Brookstone’s purchase of the Shares or any future purchases of Common Stock by Brookstone or its affiliates and associates.

The Rights and the Rights Plan are described in, and the Rights Plan is included as an exhibit to, the Original Form 8-A, and such descriptions, as amended hereby, are incorporated by reference herein.  The Amendment is filed as Exhibit 4.2 hereto, and is incorporated by reference herein.

Item 2.           Exhibits.

4.1

Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on October 6, 2016).

4.2

Amendment No. 1 dated as of October 20, 2016, to the Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed on October 21, 2016).

Signature

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 21, 2016	Mechanical Technology, Incorporated
By: /s/ Kevin G. Lynch

Kevin G. Lynch
Chief Executive Officer